Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

MARWYNN HOLDINGS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of common stock, $0.001 par value	(1)	457(o)		$		$0.0001381	$
Fees to be Paid	Equity	Shares of preferred stock, $0.001 par value		457(o)				0.0001381
Fees to be Paid	Debt	Debt securities		457(o)				0.0001381
Fees to be Paid	Other	Warrants		457(o)				0.0001381
Fees to be Paid	Other	Units		457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf			457(o)		$	$100,000,000.00	0.0001381		$13,810.00

Total Offering Amounts:							$100,000,000.00			13,810.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$13,810.00

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Offering Note(s)

(1)	There are being registered hereunder such indeterminate number or amount, as the case may be, of common stock; preferred stock; debt securities; warrants to purchase common stock or preferred stock, debt securities and units consisting of common stock, preferred stock, warrants, or debt securities or any combination of these securities, in one or more transactions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminable number of shares of common stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Except as provided in Rule 426(b) under Securities Act of 1933, in no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceeds $100,000,000.

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any share sub-division, share capitalization or similar transaction.

Pursuant to General Instruction II.C. of Form F-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.

The proposed maximum aggregate offering price Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.